EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of TFS Financial Corporation dated December 19, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the method of accounting for employee benefit plans to conform to Statement of Financial Accounting Standards No. 158), appearing in the Annual Report on Form 10-K of TFS Financial Corporation for the year ended September 30, 2007.

/s/ Deloitte & Touche LLP

Cleveland, OH
July 3, 2008